Exhibit 99.1

     INTELLIGROUP Q2 REVENUE ROSE 11.4% TO $40.1 MILLION

- Q2 ’08 Net Income Rose to $1.1 million, or $0.03 per Diluted Share -

 - Intelligroup will Host Conference Call & Webcast Today at 10:00 a.m. EDT -

Edison, NJ, July 29, 2008 – Intelligroup, Inc. (OTC BB: ITIG), an information technology and outsourcing services provider principally focused on enterprise resource planning (ERP) and extended ERP solutions, today announced improved operating results for its second quarter and six months ended June 30, 2008. Intelligroup will host a conference call at 10:00 a.m. EDT today to discuss its Q2 results. The dial-in numbers are 888-214-7577 or 415-537-1815. A replay will be available for three days by dialing 800-633-8284 or 402-977-9140, pass-code: 21388737. The live webcast/replay is available via www.intelligroup.com or www.earnings.com.

Q2 Highlights:

  Q2 ’08 revenue rose 11.4% versus Q2 ’07 and 4.4% on a sequential basis.

  Q2 ’08 gross margin of 32.5% improved 360 basis points compared to Q2 ‘07 and improved 277 basis points over Q1 ’08.

  Q2 ’08 operating margin improved 380 basis points to 6.5% over Q2 ’07 and represented a 210 basis point improvement over Q1 ’08.

  Q2 ’08 Earnings per Diluted Share of $0.03 versus $0.02 in Q2 ’07 and $0.04 in Q1 ’08. The earnings are inclusive of a $1.4 million net foreign exchange loss in Q2 ’08 compared with a $0.3 million net foreign exchange loss in Q2 ’07 and a $0.4 million net foreign exchange gain in Q1 ’08.

  Resource utilization improved 300 basis points to 73% in Q2 ’08 vs. Q2 ’07 and by 400 basis points versus Q1 ’08.

  Intelligroup added 29 new customers globally in Q2 ’08.

Intelligroup reported a rise in Q2 ’08 revenues of 11.4% to $40.1 million, compared to $36.0 million in Q2 2007 and a rise of 4.4% as compared to revenues of $38.5 million in Q1 ’08 primarily due to the addition of new customer projects in the mid-tier market. The Company's average onsite bill rates increased by 4% in Q2 ‘08 as compared to Q2 ‘07 and remained relatively flat as compared to Q1 ‘08. The Company's average offshore rates increased by 10% in Q2 ‘08 as compared to Q2 ‘07 and remained relatively flat as compared to Q1 ‘08. Q2 ’08 gross profit rose to $13.0 million - gross margin of 32.5% - compared to Q2 ’07 gross profit of $10.4 million - gross margin of 28.9% and Q1 ’08 gross profit of $11.4 million - gross margin of 29.7%. The increase in gross profit was principally due to improved resource utilization both onshore and offshore.

Selling, general and administrative expenses were $10.4 million, or 25.9% of revenues, compared with $9.4 million, or 26.1% of revenues, in the second quarter last year and $9.7 million or 25.3% of revenues in Q1 ‘08. The increase in SG&A was due primarily to investments the Company has made during the past few quarters to support its growth. Q2 ’08 operating income rose 167%, to $2.6 million, or 6.5% of revenues, compared with $1.0 million, or 2.7% of revenues, in Q2 ’07. Operating income increased by 54% from $1.7 million or 4.4% of revenues in Q1 ‘08.

Offsetting its operating income gains, Intelligroup recorded a net foreign exchange loss of $1.4 million in Q2 ’08 reflecting an impact from the Company’s hedging strategy due to the unexpected decline of the value of the Rupee versus the U.S. dollar in Q2 ’08. While hedging is an important long-term risk management practice and an integral component of onshore/offshore businesses, increasing fluctuations in foreign exchange markets can still result in volatility in quarterly operating results.

Intelligroup, Inc. Q2 2008 Results, 7/29/08	page 2

Despite the foreign exchange loss, Q2 ’08 net income increased to $1.1 million, or $0.03 per diluted share, compared with Q2 ’07 net income of $0.8 million, or $0.02 per diluted share. Net income decreased from $1.9 million in Q1 ’08, or $0.04 per diluted share, primarily reflecting the Company’s net foreign exchange loss of $1.4 million. The weighted average diluted shares outstanding was 42.2 million and 42.0 million in Q2 ‘08 and Q2 ‘07, respectively, and 42.5 million in Q1 ’08.

Intelligroup President and Chief Executive Officer, Vikram Gulati, commented, "Intelligroup had another strong operating performance in the 2008 second quarter marked by new business wins, continued revenue growth and on-going margin improvement resulting from our efforts to improve resource utilization and our overall cost structure. Our year-to-date performance reinforces our confidence in our ability to perform well in the competitive global IT services landscape and is a reflection of the hard work of our 2,400 employees.

“Intelligroup is a significantly improved company today following a three-year period of internal focus during which we brought in new management, assembled a new sales team, restructured many areas of our business and operational strategy, and strengthened our overall financial position. With our industry leading expertise and experience in ERP consulting, global service delivery platform, growing portfolio of proprietary tools that create real value for clients, and continued focus on the highest standards of customer service, we believe we are well positioned to continue our growth trajectory.”

About Intelligroup, Inc.

Intelligroup is an ERP-focused enterprise applications systems integrator providing consulting, implementation, testing, application management and other IT services for global corporations. The Company possesses deep expertise and proprietary tools in industry-specific enterprise solutions and has been recognized by clients, partners including SAP and Oracle and IT industry analysts for consistently exceeding expectations. Intelligroup won the 2007 global annual Pinnacle Award from SAP, was the finalist in Oracle 2007 Titan Awards, and was recognized by NASSCOM as a Top 100 Innovator. Intelligroup’s global service delivery model combines onsite teams and offshore development capabilities to deliver solutions that accelerate results, reduce costs and generate meaningful ROI for clients. Intelligroup clients include Varian Medical, Reckitt Benckiser, Royal Greenland, SAP, GE, Magellan, Hershey’s, Eastman Chemical and Hitachi. For more information please visit www.intelligroup.com.

Intelligroup, Inc. Q2 2008 Results, 7/29/08	page 3

Safe Harbor for Forwarding-looking Statements:

Certain statements contained herein, including statements regarding the development of services and markets and future demand for services and other statements regarding matters that are not historical facts, are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements include risks and uncertainties; consequently, actual results may differ materially from those expressed or implied thereby. Factors that could cause actual results to differ materially include, but are not limited to, variability of quarterly operating results, continued uncertainty of the IT market and revenues derived from application management business, uncertainty in revenues for traditional professional services offerings, loss of one or more significant customers, reliance on large projects, concentration of revenue, volatility caused by fluctuations in the currency markets, unanticipated costs associated with continued litigation, ability to attract and retain professional staff, dependence on key personnel, ability to manage growth effectively, risks associated with strategic partnerships, various project-associated risks, including termination with short notice, substantial competition, general economic conditions, risks associated with intellectual property rights, risks associated with international operations and other risk factors detailed under the caption "Risk Factors" in Intelligroup's annual report on Form 10-K for the period ended December 31, 2007. Intelligroup disclaims any intention or obligation to update forward looking statements as a result of developments occurring after the date of this press release.

Intelligroup, the Intelligroup logo and ‘Creating the Intelligent Enterprise’, are trade-marks of the Company. 4Sight, 4Sight Plus, PowerUp Services, HotPac Analyzer and Uptimizer are service marks of Intelligroup.

All other trademarks and company names mentioned are the property of their respective owners

INVESTOR CONTACTS:
Laurel Tasso	Norberto Aja, David Collins
Intelligroup, Inc.	Jaffoni & Collins Incorporated
(732) 362-2291	(212) 835-8500
laurel.tasso@intelligroup.com	itig@jcir.com

Intelligroup, Inc. Q2 2008 Results, 7/29/08	page 4

INTELLIGROUP, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
(In thousands of U.S. dollars, except per share data)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30		JUNE 30,
	2008	2007	2008	2007
Revenue	$40,137	$36,035	$78,590	$68,736
Cost of revenue	27,099	25,632	54,128	51,872
Gross profit	13,038	10,403	24,462	16,864

Selling, general and administrative expenses	9,509	8,779	18,354	17,690
Depreciation and amortization	904	640	1,777	1,239
Total operating expenses	10,413	9,419	20,131	18,929
Operating Income/(loss)	2,625	984	4,331	(2,065)
Interest expense, net	(126)	(182)	(180)	(375)
Other income (loss)	(1,053)	(124)	(516)	(61)

Income/(loss) before income tax provision	1,446	678	3,635	(2,501)
Provision for (Benefit from) income taxes	312	(164)	638	449
Net income/(loss)	$1,134	$842	$2,998	$(2,950)

Income/(Loss) per share:
Basic net income/(loss) per share	$0.03	$0.02	$0.07	$(0.07)
Diluted net income/(loss) per share	$0.03	$0.02	$0.07	$(0.07)

Weighted average number of common shares
outstanding – basic	42,160	41,953	42,160	41,943

Weighted average number of common shares
outstanding – diluted	42,248	41,978	42,369	41,943

Intelligroup, Inc. Q2 2008 Results, 7/29/08	page 5

INTELLIGROUP, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands of U.S. dollars)

	June 30,	December 31,
	2008	2007
	(unaudited)
ASSETS
CURRENT ASSETS

Cash and cash equivalents	$8,100	$8,419
Accounts receivable, less allowance for doubtful
accounts of $1,337 and $1,240 at June 30, 2008
and December 31, 2007, respectively	25,566	24,493
Unbilled services, less allowance for doubtful
accounts of $911 at June 30, 2008 and
December 31, 2007	12,909	11,393
Prepaid expenses and taxes	1,002	1,567
Deferred Tax asset, current portion	735	589
Other current assets	1,465	1,965
Total current assets	49,777	48,426
Property and equipment, net	5,490	6,470
Goodwill and Intangibles	2,601	3,034
Restricted Cash	4,559	4,848
Deferred taxes and other assets	3,148	2,684

Total Assets	$65,575	$65,462

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES

Line of credit borrowings	$3,513	$6,566
Accounts payable	3,034	3,542
Accrued payroll and related taxes	11,318	11,645
Accrued expenses and other current liabilities	4,507	4,878
Deferred revenue	2,833	3,345
Tax Payable	612

Current portion of obligations under capital lease	305	457
Total current liabilities	26,122	30,433

Obligations under capital lease, net of current portion	267	375
Deferred revenue, net of current portion	741	691
Other long-term liabilities	4,046	579

Total Liabilities	31,176	32,078

Commitments and contingencies
Shareholders’ Equity
Preferred stock, $.01 par value, 5,000 shares
authorized, none issued or outstanding	—	—
Common stock, $.01 par value, 50,000 shares
authorized and 42,160 shares issued and
outstanding at June 30, 2008 and December 31,
2007.	421	421
Additional paid-in capital	71,673	71,119
Accumulated deficit	(37,790)	(40,789)
Accumulated other comprehensive income	95	2,633

Total shareholders’ equity	34,399	33,384

Total liabilities and shareholders’
equity	$65,575	$65,462